SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

                 [Amendment No.           ]

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /    Preliminary Proxy Statement
/x/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c)
or
   Section 240.14a12

                THE PROCTER & GAMBLE COMPANY
      (Name of Registrant as Specified in Its Charter)

                      TERRY L. OVERBEY
          (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

/x/$125 per Exchange Act Rules 0-11)(c)(1)(ii), 14a-6(j)(2).
/ /$500 per each party to the controversy pursuant to Exchange Act
   Rule 14a-6(i)(3).
/ /Fee computed on table below per Exchange Act Rules 14a-
   6(i)(4) and 0-11. 1)  Title of each class of securities
   to which transaction applies:
       ..........................................................
   2)  Aggregate number of securities to which transaction
       applies:
       ..........................................................
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       ..........................................................
   4)  Proposed maximum aggregate value of transaction:
       ..........................................................

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:________________________________
   2)  Form Schedule or Registration Statement No.:___________
   3)  Filing Party:__________________________________________
   4)  Date Filed:____________________________________________






                            (P&G)


   T H E   P R O C T E R   &   G A M B L E   C O M P A N Y




                  NOTICE OF ANNUAL MEETING
                             AND
                       PROXY STATEMENT




                      ANNUAL MEETING OF
                        SHAREHOLDERS

                      OCTOBER 10, 1995


                            (P&G)


                THE PROCTER & GAMBLE COMPANY
                         PO Box 599
                Cincinnati, Ohio  45201-0599


          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                    September 1, 1995


   The annual meeting of shareholders of The Procter &
Gamble Company will be held at the General Offices of the Company, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202
3314 on Tuesday, October 10, 1995 at 12 o'clock noon,
Eastern Daylight Time. Attendance at the annual meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

   The purposes of this meeting are:

   A. To hear the reading of the minutes of the annual meeting of shareholders held October 11, 1994 and to act thereon if they are incorrectly recorded;

   B.  To receive reports of officers;

   C. To elect six members of the Board of Directors with terms expiring at the annual meeting in 1998, as described at pages 3-4 in the accompanying proxy statement;

   D.  To consider and act upon a proposal described at page
       18 in the proxy statement to ratify the appointment of independent auditors;

   E.  To consider and act upon a proposal described at page
       19 in the proxy statement to ratify the amendment of The Procter & Gamble 1993 Non-Employee Directors'
       Stock Plan;

   F. To consider and act upon, if presented at the meeting, proposals submitted by certain shareholders as described at pages 20-26 in the proxy statement;
       and

   G. To consider such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on Friday, August 11, 1995 will receive notice of and be entitled to vote at the meeting.

   Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they can be directed to a special section where an interpreter will be available.

   A copy of the annual report of the Company for the fiscal year ended June 30, 1995 has been mailed to each shareholder of record as of August 11, 1995.

   SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX 24966, NEW YORK, NY 10242-4966 BY 9:00 A.M. ON TUESDAY, OCTOBER 10, 1995 (USE
THE ENCLOSED SPECIAL POSTAGE-PAID ENVELOPE FOR MAILING IN
THE UNITED STATES).

                         By order of the Board of Directors,

                             TERRY L. OVERBEY Secretary


                       PROXY STATEMENT
                    THE PROCTER & GAMBLE COMPANY
 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 10, 1995




           SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or telegraph; such solicitation on behalf of the Proxy Committee of the Board may be made by Directors, officers and regular employees of the Company and by representatives of Georgeson & Company Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company Inc. a fee of $16,000, plus reasonable expenses, for its services in this regard. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to the Company's proxy tabulator, Chemical Bank, Church Street Station, PO Box 24966, New York, NY 10242-4966.

   The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements; any expenses incurred by Company representatives in making the contacts referred to above; charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; costs of returning the proxies; and fees of Chemical Bank for tabulating the responses. These are the only contemplated expenses of solicitation, and they will be paid by the Company.

                        VOTING RIGHTS

   The holders of record of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock at the close of business on Friday, August 11, 1995 are entitled to vote on matters to come before the meeting. On that date, 686,947,278 shares of Common Stock, 33,110,146 shares of Series A ESOP Convertible Class A Preferred Stock and 19,142,418 shares of Series B ESOP Convertible Class A Preferred Stock were issued and outstanding. As provided in the Amended Articles of Incorporation, each share of Common and Series A and B ESOP Convertible Class A Preferred Stock is entitled to one vote.

   Participants in The Procter & Gamble Shareholder Investment Program, the successor to The Procter & Gamble Dividend Reinvestment Plan and The Procter & Gamble Stock Investment Program, are entitled to vote shares of the Company's Common Stock held for their account under that Program pursuant to an omnibus proxy executed in their favor by the Custodian of such Program, Morgan Guaranty Trust Company of New York.

   Participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and The Procter & Gamble/Noxell Transitional Plan have the right to instruct the Trustees of any Trust under such Plans in which they are participating as to how to vote shares of stock allocated to their accounts. The Plans also provide that the Trustees of each Trust shall vote any shares allocated to accounts of participants as to which such instructions have not been received in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the Plans provide that the Trustees shall vote unallocated shares of stock held in such Trust in direct proportion to the voting of allocated shares in such Trust as to which voting instructions have been received.

   The vote required for the election of Directors and approval of the other proposals is set forth in the discussion of each item to be voted upon.

                    ELECTION OF DIRECTORS

   The Regulations of the Company provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The
Regulations provide that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of Directors permits.

   Pursuant to the provisions of the Regulations described above, there are six Directors of the Company whose terms expire at the annual meeting in 1995. The six Directors whose terms are expiring in 1995 are described in the section immediately below. It is the Board's intention that these six persons will be nominated for new terms extending to the annual meeting in 1998 and until their successors are duly elected. Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of these six nominees. In the election of members of the Board of Directors, the six candidates receiving the most votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors may recommend.

   Directors whose terms expire at the annual meetings in 1996 and 1997 are described in separate sections below.

  NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN
                            1998

Joseph T. Gorman - Chairman and Chief Executive Officer, TRW
   Inc. (electronic, automotive, industrial and aerospace equipment). Director of TRW Inc. and Aluminum Company of America; Director of the Company since 1993; member of the Compensation, Executive and Finance Committees; age 57.

Jerry R. Junkins - Chairman, President and Chief Executive
   Officer, Texas Instruments Incorporated (semiconductors, defense electronic systems and other electronic products). Director of Texas Instruments Incorporated,
   Caterpillar, Inc. and 3M; Director of the Company since
   1988; Chairman of the Audit Committee and member of the Compensation and Executive Committees; age 57.

Lynn M. Martin - Professor, Davee Chair, J. L. Kellogg
   Graduate School of Management, Northwestern University.
   Director of Ameritech Corporation, Ryder Systems, Inc.,
   TRW Inc., and Harcourt General Inc.; Director of the
   Company since December 13, 1994; member of the Finance,
   Nominating and Public Policy Committees; age 55.

John E. Pepper - Chairman of the Board and Chief Executive.
   Director of Motorola, Inc. and Xerox Corporation;
   Director of the Company since 1984; member of the Executive Committee; age 57.

Ralph Snyderman, M.D. - Chancellor for Health Affairs, Dean,
   School of Medicine at Duke University, and Chief Executive Officer of Duke University Health System. Director of Somatogen Inc.; Director of the Company since June 13, 1995; member of the Audit, Nominating and Public Policy Committees; age 55.

Robert D. Storey - Partner in the law firm of Thompson, Hine and Flory, Cleveland, Ohio. Director of Bank One, Cleveland, GTE Corporation and The May Department Stores Company; Director of the Company since 1988; member of the Audit, Nominating and Public Policy Committees; age 59.

   All of the nominees for election as Directors with terms expiring in 1998, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United
States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives.
Mr. Storey was a partner in the law firm of Burke, Haber &
Berick Co., L.P.A. and its successor firm, McDonald, Hopkins, Burke & Haber Co., L.P.A., Cleveland, Ohio, for more than five years prior to joining Thompson, Hine and Flory on January 1, 1993.

   Each of the nominees for election as Directors with terms expiring in 1998 was elected a Director by the shareholders at the annual meeting in 1992 except Mr. Gorman, Ms. Martin and Dr. Snyderman. Mr. Gorman was elected a Director in 1993 to fill a vacancy on the Board. Ms. Martin was elected a Director on December 13, 1994 to succeed Robert A. Hanson upon his retirement from the Board. Dr. Snyderman was elected a Director on June 13, 1995 to succeed Joshua Lederberg upon his retirement from the Board.

            DIRECTORS WITH TERMS EXPIRING IN 1996

Donald R. Beall - Chairman and Chief Executive Officer,
   Rockwell International Corporation (electronics, aerospace, automotive components, industrial automation and graphics systems). Director of Rockwell
   International Corporation, Amoco Corporation and Times
   Mirror Company; Director of the Company since 1992;
   member of the Compensation, Executive and Finance
   Committees; age 56.

Gordon F. Brunner - Senior Vice President.  Director of the
   Company since 1991; age 56.

Richard B. Cheney - Senior Fellow, American Enterprise
   Institute for Public Policy Research, Washington, DC. Director of Blount Inc., Halliburton Co., IGI Inc., Morgan Stanley & Co., Incorporated, TRW Inc., Union Pacific Corporation and U S WEST, Inc.; Director of the Company since 1993; member of the Audit, Compensation and Public Policy Committees; age 54.

Harald Einsmann - Executive Vice President.  Director of
   Thorn EMI plc; Director of the Company since 1991; age
   61.

Durk I. Jager - President and Chief Operating Officer.
   Director of the Company since 1989; age 52.

Charles R. Lee - Chairman and Chief Executive Officer, GTE
   Corporation (telecommunication services).  Director of
   GTE Corporation, United Technologies Corporation and USX
   Corporation. Director of the Company since 1994; member of the Audit, Nominating and Public Policy Committees;
   age 55.

   All of the Directors with terms expiring in 1996, except
Mr. Cheney, have been executive officers of their respective employers for more than the past five years.
Mr. Cheney has been a Senior Fellow at the American
Enterprise Institute for Public Policy Research,
Washington, DC, since January, 1993.  Prior to that, Mr.
Cheney was Secretary of Defense of the United States from March 17, 1989 to January 20, 1993, following service as a member of the U.S. House of Representatives since 1978.

   Each of the Directors with terms expiring in 1996 was elected a Director by the shareholders at the annual meeting in 1993 except Mr. Lee. Mr. Lee was elected a Director in 1994 to fill a vacancy on the Board.

            DIRECTORS WITH TERMS EXPIRING IN 1997

David M. Abshire, Ph.D. - President, Center for Strategic and International Studies, Washington, DC. Director of Ogden Corporation; Director of the Company since 1987; Chairman of the Public Policy Committee and member of the Audit and Nominating Committees; age 69.

Edwin L. Artzt - Retired Chairman of the Board and Chief
   Executive. Director of American Express Company, Delta Air Lines, Inc., GTE Corporation and Teradyne, Inc.; Director of the Company from 1972 to 1975 and since 1980; Chairman of the Executive Committee and member of the Finance and Public Policy Committees; age 65.

Norman R. Augustine -  President, Lockheed Martin
   Corporation (aerospace, electronics, information management, materials and energy systems and products).
   Director of Lockheed Martin Corporation and Phillips
   Petroleum Company; Director of the Company since 1989;
   Chairman of the Compensation Committee and member of the Executive and Finance Committees; age 60.

Richard J. Ferris - Co-Chairman, Doubletree Corporation.
   Director of Doubletree Corporation and Amoco Corporation;
   Director of the Company since 1979; Chairman of the Finance Committee and member of the Executive and Nominating Committees; age 59.

John F. Smith, Jr. - Chief Executive Officer and President,
   General Motors Corporation (automobile and related businesses). Director of General Motors Corporation;
   Director of the Company since June 13, 1995; member of the Audit, Nominating and Public Policy Committees; age
   57.

Marina v.N. Whitman, Ph.D. - Professor of Business
   Administration and Public Policy, University of
   Michigan.  Director of Aluminum Company of America,
   Browning-Ferris Industries, Inc., Chemical Banking
   Corporation and its subsidiary Chemical Bank, and Unocal
   Corporation; Director of the Company since 1976;
   Chairman of the Nominating Committee and member of the Compensation and Finance Committees; age 60.

   All of the Directors with terms expiring in 1997, except Mr. Ferris and Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to his association with Doubletree Corporation (formerly Guest Quarters Hotels
LP) in October, 1992, Mr. Ferris was a private investor for more than five years following his resignation as Chairman and Chief Executive Officer of UAL Corporation (formerly Allegis Corporation - travel related services) in June, 1987. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

   Each of the Directors with terms expiring in 1997 was elected a Director by the shareholders at the annual meeting in 1994 except Mr. Smith. Mr. Smith was elected a Director on June 13, 1995 to succeed John G. Smale effective upon his retirement from the Board.

                   COMMITTEES OF THE BOARD

   The EXECUTIVE COMMITTEE (established in 1905). As prescribed by the Regulations of the Company, the Committee has the authority of the Board of Directors for the management of the business and affairs of the Company between meetings of the Board.

  The AUDIT COMMITTEE (established in 1940) met five times during the fiscal year ended June 30, 1995 with representatives of Deloitte & Touche LLP and financial management to review accounting, control, auditing and financial reporting matters. The Committee is responsible, among other things, for recommending to the Board the firm of independent auditors to be retained, approving professional services rendered and reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm, which regularly meets privately with the Committee.

   The NOMINATING COMMITTEE (established in 1972) met six times during the fiscal year ended June 30, 1995. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated the Committee presents its recommendation of a replacement Director to the Board. The Committee makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Regulations of the Company. The Committee also has responsibility for reviewing issues of corporate governance and making recommendations thereon to the Board. Shareholders wishing to communicate with the Nominating Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

   The COMPENSATION COMMITTEE met five times during the fiscal year ended June 30, 1995. The Compensation Committee (or its predecessor Committees, which served the same function under different names and which were established commencing in 1960) is responsible for fixing or agreeing to the salary and other compensation of all principal officers of the Company elected by the Board, and advising the Chief Executive on policy matters concerning officers' compensation. The Compensation Committee is also responsible for administration of The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992. The authority of the Committee under the Plan includes selection of key employees for participation in the Plan and determination of numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to such employees pursuant to the Plan. The Committee is also charged with on-going administration and interpretation of the Plan and of its predecessor plans, The Procter & Gamble 1983 Stock Plan and the Plan for Use of Shares in Payment of Remuneration, both of which have been superseded as to new grants by The Procter & Gamble 1992 Stock Plan.

  The FINANCE COMMITTEE (established in 1994) met two times during the fiscal year ended June 30, 1995. The Finance
Committee is responsible for reviewing and making recommendations to the Board on the following matters: the Company's annual financing plans; the Company's global financing objectives and principles, financial strategies and capital structure; funding and oversight of pension and benefit plans; the Company's insurance program; and, after separately being cleared in principle with the full Board, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

  The PUBLIC POLICY COMMITTEE (established in 1994) met two times during the fiscal year ended June 30, 1995. The Public Policy Committee is responsible for reviewing activities of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments and local communities. The Public Policy Committee reviews equal employment opportunity and advancement, environmental quality, employee safety and health, product safety, contributions and community relations.

   CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF
                          DIRECTORS

   During the fiscal year ended June 30, 1995 a total of ten meetings of the Board and 21 meetings of Committees of the Board were held. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 94%.

   During the fiscal year ended June 30, 1995 Directors who were not employees of the Company were paid retainers at the rate of $30,000 per year, plus a fee of $1,000 for each Board or Board Committee meeting attended. In addition, non employee Directors who served on Board Committees were paid retainers at the rate of $5,000 (for Committee Chairmen) or $3,000 (for Committee members) per year. Non-employee Directors were also granted a stock option on February 28, 1995 with a term of ten years to purchase 1,000 shares of the Company's Common Stock at an exercise price of $66.25, the fair market value of the Common Stock on the date of grant. The Company does not pay directors' fees to Directors who are employees of the Company. Directors who are not employees of the Company are also provided insurance coverage in the amount of $750,000 payable in the event of accidental death or disability occurring while traveling on Company business. Such Directors also receive reimbursement for expenses of such travel.

   Fees otherwise payable to a Director who has elected to come under The Procter & Gamble Deferred Compensation Plan for Directors are credited to such Director's account but not funded. Interest is credited to such an account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. Such a deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the electing Director, at the Director's option, elected in advance of being earned. Directors may also elect to convert a portion or all of their fees for services as a Director into Common Stock of the Company pursuant to The Procter & Gamble 1993 Non-Employee Directors' Stock Plan.

   Directors who are not employees of the Company are covered by a retirement plan pursuant to which retirement benefits are payable to any such Director who has served at least five years since original election to the Board. The annual retirement benefit under this plan is specified as the amount of the annual retainer for Board service in effect at the time of retirement, payable quarterly for as many calendar quarters following retirement as the retired Director served prior to retirement, or until death, whichever occurs first. This retirement benefit is partly in recognition of the availability of retired Directors as a continuing resource for consultation by the Chief Executive as appropriate. There are no survivor benefits payable under this plan.

   Effective January 1, 1992, as part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors established a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and Chief Executive. Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Company. Under this Program the Company intends to make charitable contributions of up to a total of $1 million following the death of any such participant with such contribution to be allocated in accordance with each participant's recommendations among up to five charitable organizations. The following current and retired Directors of the Company are participants in this
Program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Jerry R. Junkins, Joshua Lederberg, Charles R. Lee, Walter F. Light, Lynn M. Martin, John E. Pepper, David M. Roderick, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey and Marina v.N. Whitman. Beneficiary organizations designated under this Program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the corporation in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the Program should result in little or no long term cost to the Company under present law.

         REPORT OF THE COMPENSATION COMMITTEE OF THE
        BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

  The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

   Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble's business; and (b) provide a strong incentive for key managers to achieve the Company's goals.

   Procter & Gamble has an enviable record of recruiting, training and developing its executive talent from within -an achievement few other corporations have matched. In addition, the Company's long-term performance, as measured by sales and earnings growth and other relevant measures, has been very positive. This record suggests the principles that drive our compensation program have, over time, delivered the desired results.

   Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organization capacity. In addition, employees are expected to uphold the fundamental principles embodied in the Company's Statement of Purpose and Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these financial and non-financial objectives, executives not only contribute to their own success, but also help ensure our business, employees, shareholders and the communities in which we live and work will prosper.

ELEMENTS OF EXECUTIVE COMPENSATION

   It is the Company's long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 60% of executive compensation (other than retirement credits) to be variable, at-risk elements. When the Company achieves solid earnings growth and stock price appreciation, executive compensation levels will equal or exceed the middle compensation range for a comparative group of companies. This group includes a combination of leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble (and with which Procter & Gamble must compete in hiring and retaining the employees it needs). The composition of this group is updated periodically.

   The Committee believes the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies.

   Annual compensation elements include base salary and two forms of incentives, the Performance Bonus Award and the Profit Incentive Award. Long-term incentive compensation includes stock options and an Earnings Progress Award related to real (greater than average growth of the economy) earnings per share growth.

   In addition, executives participating in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement, or in some cases, cash deferred until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive's account. The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan is a qualified plan providing retirement benefits for U.S.-based employees.

ANNUAL COMPENSATION

  Annual compensation consists of base salary and two forms of annual incentives.

   Executive pay ranges are established based on a careful examination of survey data from a comparative group of companies gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the line of business index shown on the performance graph. Executive compensation ranges are targeted to be in the middle of this group of companies. Within the established range structure, the Committee approves changes in amounts of executive compensation based on individual performance evaluations and time in position.

   One annual incentive award, the Performance Bonus Award, is based on an evaluation of each executive's individual performance. A separate annual award, the Profit Incentive
Award, is tied to the net profit achievement of the Company and/or certain business units as compared to preset goals.
If these profits, after any adjustments for unusual items, are not delivered, no awards are made.

   Senior management and the Committee believe that differences in performance should result in significantly different levels of annual cash compensation.

LONG-TERM INCENTIVES

   Long-term incentives consist of stock options and Earnings Progress Awards, with the latter related to earnings per share growth. Both types of awards serve to focus executive attention on the long-term performance of the business.

   The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted. These grants and rights are fully exercisable after one year and have a ten-year life. The number of shares normally awarded is based on a formula that uses a multiple of annual compensation divided by the average stock price over the past five years. Option awards will vary in size based on position level (more senior managers receive a higher multiple) and performance evaluation ratings. These awards are designed to be competitive with awards made by companies in the survey group. The number of option shares currently held by each executive is not considered in determining awards. Grants are only made to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to become owners of the business, which helps to further align their interests with the shareholders. Options have no value unless the price of the Company's stock increases, since they are exercisable only by the employee and cannot be transferred except in case of death.

   To support the Company's desire to increase management's stock ownership, the Committee approved a share retention program for managers participating in the stock option program. Specific guidelines require optionees to achieve and then retain a multiple of their base salary in shares of
Procter & Gamble stock.   Higher level managers are required
to retain a larger multiple. The Chief Executive's multiple is three times base salary. Stock options which lead to equity ownership in the Company provide a direct link between executive compensation and shareholder value creation.

   Earnings Progress Awards related to real growth in earnings per share are made to only our highest level managers. These awards are made only when earnings per share, after any adjustments for unusual items, increase over the most recent three-year period at a rate in excess of the Gross Domestic Product Implicit Price Deflator ("GDP deflator") which measures the overall growth in the economy. For the purpose of calculating awards under this program, 1994-95 earnings per share was lowered to remove the positive earnings impact arising from the strategic restructuring and other related business actions taken in fiscal year 1992-93 as committed to by the Committee and was increased to remove the one-time charge to earnings resulting from the Japan earthquake.

   Awards can range from 0% to 100% of the Performance Bonus Award. No awards are paid if the Company's three-year average earnings per share growth does not exceed the three year average GDP deflator movement by at least one percent. Also, the Company's latest fiscal year's earnings per share, adjusted for unusual items, must exceed that of the prior year. These awards are generally made in the form of stock, restricted for a term of years or until retirement.

  The Committee is continuing its review of the new federal tax legislation limiting the deduction available for compensation paid to the Company's named executives under Internal Revenue Code Section 162(m). Although the Internal Revenue Service has not yet issued final regulations interpreting Section 162(m), the Committee believes that option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. The Committee granted Mr. Pepper's and Mr. Jager's Performance Bonus and Earnings Progress Awards and a portion of their Profit Incentive Awards in the form of stock options or retirement restricted stock in order to avoid the loss of deductibility related to such compensation. With these adjustments, the potential tax liability from the loss of deductibility is nominal.

COMPENSATION OF THE CHIEF EXECUTIVE

   The compensation of Edwin L. Artzt, Chairman of the Board and Chief Executive during fiscal year 1994-95, consists of the same elements as for other senior executives, namely base salary, annual incentives, stock options, and awards for real growth in earnings per share.

   In determining Mr. Artzt's compensation package, the Committee reviewed the Company's financial and business performance for 1994-95. This review was based on a number of factors including sales, earnings, unit volume, market share, profit margins, return on equity, growth in earnings, and total shareholder return. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors. In addition, the Committee also noted significant progress in the Company's long-term initiatives. Profit centers in all parts of the business continue to successfully meet their commitment to bring savings to the bottom line as a result of restructuring efforts. The Company's strategy of offering consumers products providing better value continues to move ahead worldwide. The Company has made strategic investments in acquisitions and joint ventures such as Giorgio and VP Schickedanz as well as a number of brand expansions and new brands that will support the Company's long-term growth expectations. 1994-95 will be a record year for unit volume, sales and earnings (despite the Kobe earthquake charge). Profit margins are at the highest level in 45 years. Out of 13 key global categories, market share is up in 10.

    Mr. Artzt's base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his length of service as Chief Executive, and competitive chief executive officer pay information. His Performance Bonus Award was based on the Committee's overall evaluation of his individual performance. Although the final amount has not yet been determined, it is expected that Mr. Artzt will qualify for a Profit Incentive Award attributable to 1994-95 in the amount of approximately $612,000.

   The Chief Executive's Earnings Progress Award reflecting real growth in earnings per share, after adjustments for unusual items, over the most recent three fiscal years was calculated on the same basis as for all other covered executives. It was equal to 50.7% of his Performance Bonus
Award.

   Mr. Artzt's 1995 stock option grant, as with other optionees, was based on competitive survey data and the Committee's judgment of Mr. Artzt's strategic contributions to the long-term success of the Company.

                 *            *            *

   Mr. Richard B. Cheney was elected as a member of the Compensation Committee on July 11, 1995, and is not listed as a signatory of the Report of the Compensation Committee because he did not participate in any matters relating to compensation awarded during 1994-95.

                         Norman R. Augustine, Chairman
                         Donald R. Beall  Jerry R. Junkins
                         Joseph T. Gorman Marina v.N.Whitman

                EXECUTIVE COMPENSATION TABLES

   The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company's five most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 1995, 1994 and 1993.

                 SUMMARY COMPENSATION TABLE
             (Dollar figures shown in thousands)

                                   Annual Compensation
Name and            __________________________________
Principal                                              Other Annual
Position<F1>      Year        Salary     Bonus<F2>   Compensation<F3>
___________       ____        ______     ________    _______________

Edwin L. Artzt     1994-95  $1,340.0     $1,893.0        $72.2<F7>
Chairman of the    1993-94   1,270.0      1,020.0          0
Board and Chief    1992-93   1,137.5        981.3          0
Executive

John E. Pepper     1994-95    $910.0        $50.8<F9>     $0
President          1993-94     910.0        704.0          0
                   1992-93     835.0        645.3          0

Durk I. Jager      1994-95    $760.0       $218.3<F10>    $0
Executive Vice     1993-94     672.5        574.6        (28.6)<F11>
President          1992-93     576.7        444.4        (32.7)<F11>

Harald Einsmann    1994-95    $582.5       $524.9       $537.5<F12>
Group Vice         1993-94     565.0        463.8        249.9<F12>
President          1992-93     512.5        465.2        440.5<F12>

Wolfgang C. Berndt 1994-95    $555.0       $293.7       $318.0<F12>
Group Vice         1993-94     507.8        336.8        314.8<F12>
President          1992-93     490.0        380.6        242.5<F12>

Gordon F. Brunner  1994-95    $500.0       $400.0         $0
Senior Vice        1993-94     475.0        372.4          0
President          1992-93     450.0        290.9          0

                            Long-Term Compensation
                            ______________________
                                     Awards
                      _____________________________________
                                    Securities
Name and              Restricted    Underlying
Principal             Stock         Options/     All Other
Position(1)           Awards<F4><F5>  SARs       Compensation<F6>
___________           ____________  ___________  _______________

Edwin L. Artzt          <F8>         70,000        $353.3
Chairman of the       $255.8         64,000         334.9
Board and Chief        262.8         61,000         301.2
Executive

John E. Pepper        $571.3         48,000        $240.0
President              160.7         45,000         239.1
                       174.5         48,000         223.5

Durk I. Jager         $228.7         38,000        $189.4
Executive Vice         124.2         35,000         168.8
President              122.0         29,000         145.4

Harald Einsmann        $84.0         25,300        $290.1
Group Vice              55.8         24,000         256.5
President               67.3         22,000         237.1

Wolfgang C. Berndt    $111.5         22,000        $335.7
Group Vice              44.2         20,000         319.7
President               55.0         22,000         257.8

Gordon F. Brunner     $126.8         19,800        $130.9
Senior Vice             82.2         18,000         125.4
President               79.9         20,000         118.7

<F1> Effective July 1, 1995, Mr. Artzt retired as Chairman of the Board and Chief Executive; Mr. Pepper was elected Chairman of the Board and Chief Executive; Mr. Jager was elected
   President and Chief Operating Officer; and Messrs.
   Einsmann and Berndt were elected Executive Vice
   Presidents.

<F2> Although the final amount of the Profit Incentive Award for fiscal 1994-95 has not yet been determined, the amount of the expected award has been included.

<F3> Any perquisites or other personal benefits received from the
   Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission
   (the lesser of $50,000 or 10% of the individual's cash compensation).

<F4> Restricted stock is awarded for growth in earnings per share in excess of the GDP deflator over the most recent three-year period as discussed in the Compensation Committee
   Report. Restricted stock awarded to the named executives for fiscal year 1994-95 will vest on June 20, 2000 or on retirement, except for Mr. Einsmann whose award of 1,222 will vest on June 20, 1996. The estimated value of the portion of Mr. Pepper's and Mr.
   Jager's Profit Incentive Awards to be paid in restricted stock (see footnotes 9 and 10 below) has also been included.

<F5> The number and value (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 1995 was: Mr. Artzt, 66,237 shares ($4,764.9); Mr. Pepper, 81,373 shares ($5,853.8);
   Mr. Jager, 22,404 shares ($1,611.7); Mr. Einsmann, 0 shares ($0); Mr. Berndt, 3,794 shares ($272.9); Mr.
   Brunner, 22,309 shares ($1,604.9). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average high and low price on the New York Stock Exchange on June 30, 1995 ($71.9375). Dividends are paid on all restricted
   Common Stock at the same rate as paid on the Company's
   Common Stock.

<F6> All Other Compensation (in thousands of dollars) -- details for
   1994-95:

                 Profit   Flexible
                 Sharing  Compen-            Inter-
                 and      sation   Imputed   national
                 Related  Program  Income    Assignment       Total
                 Contri-  Contri-  Life      Equalization     All Other
Name             butions  butions  Insurance Payments         Compensation
_______________  _______  _______  _________ ____________     ____________

Edwin L. Artzt   $295.7    $50.8    $6.9      $   0            $353.3
John E. Pepper    200.8     36.4     2.8          0             240.0
Durk I. Jager     167.7     20.1     1.6          0             189.4
Harald Einsmann     0        0       2.0        288.1           290.1
Wolfgang C. Berndt  0        0       1.1        334.6           335.7
Gordon F. Brunner 110.4     19.0     1.5          0             130.9

<F7> Pay for used vacation days at the time of Mr. Artzt's
   retirement in accordance with Company policies applicable to retirees generally.

<F8> Mr. Artzt's Earnings Progress Award of $430,950 would normally be paid in stock restricted for a period of years or until retirement. Since retirement occurred prior to the award date, the award will be paid in cash and has been included in the Bonus column.

<F9> The Committee authorized Mr. Pepper's Performance Bonus
   Award of $540,000 to be paid in stock options to be awarded in 1995-96 and a portion of his Profit Incentive Award ($297,466 of the total estimated award of $348,300) to be paid in stock restricted until retirement. The stock option award will be reported in the proxy statement for the annual meeting of shareholders on October 8, 1996.

<F10> The Committee authorized Mr. Jager's Performance Bonus
   Award of $415,000 to be paid in stock options to be awarded in 1995-96 and a portion of his Profit Incentive Award ($18,276 of the total estimated award of $236,550) to be paid in stock restricted until retirement. The stock option award will be reported in the proxy statement for the annual meeting of shareholders on October 8, 1996.

<F11> Reimbursement to the Company of foreign tax credits
   attributable to previous tax equalization payments pertaining to Mr. Jager's earlier service in Japan, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

<F12> Tax equalization payments to cover incremental taxes
   required to be paid to Belgium for Mr. Einsmann and to the United Kingdom for Mr. Berndt, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

              OPTION GRANTS IN LAST FISCAL YEAR
             (Dollar figures shown in thousands)

                        Number of      % of Total
                        Securities     Options
                        Underlying     Granted to
                        Options        Employees
Exercise or
Name                    Granted<F1>    in Fiscal Year  Base Price
____                    __________     ______________  ____________
Edwin L. Artzt            70,000           1.8%          $66.25
John E. Pepper            48,000           1.2%           66.25
Durk I. Jager             38,000           1.0%           66.25
Harald Einsmann           25,300           0.6%           66.25
Wolfgang C. Berndt        22,000           0.6%           66.25
Gordon F. Brunner         19,800           0.5%           66.25

                                     Potential
                                     Realizable Value
                                     at Assumed Annual
                                     Rates of Stock
                                     Price Appreciation for
                                     Option Term<F2>
                                     ______________________
                     Expiration         (a)           (b)
Name                 Date                5%           10%
____                 __________      _________     _________
Edwin L. Artzt         2/28/05        $2,916.5     $7,391.0
John E. Pepper         2/28/05         1,999.9      5,068.1
Durk I. Jager          2/28/05         1,583.2      4,012.2
Harald Einsmann        2/28/05         1,054.1      2,671.3
Wolfgang C. Berndt     2/28/05           916.6      2,322.9
Gordon F. Brunner      2/28/05           825.0      2,090.6

<F1> All of these options, which were granted pursuant to
   The Procter & Gamble 1992 Stock Plan, were nonqualified, were granted at market value on the date of grant, vest on the first anniversary of the date of grant, and have a term of ten years.

<F2> We recommend caution in interpreting the financial
   significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2005. Depending on inflation rates, these amounts may be worth significantly less in 2005, in real terms, than their value today.

      AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                EXERCISES IN LAST FISCAL YEAR
          AND FISCAL YEAR-END OPTION/SAR VALUES<F1>
             (Dollar figures shown in thousands)

                    Shares
                    Acquired               Number of Securities
                    on        Value        Underlying Unexercised
Name                Exercise  Realized<F2> Options/SARs at FY End
____                ________  ___________  ____________________________
                                           Exercisable    Unexercisable
                                           ___________    _____________

Edwin L. Artzt       13,080    $676.9        515,000       70,000
John E. Pepper       29,000   1,043.5        306,000       48,000
Durk I. Jager             0       0.0        210,000       38,000
Harald Einsmann           0       0.0        204,200       25,300
Wolfgang C. Berndt   28,000   1,118.3         92,000       22,000
Gordon F. Brunner     5,750     202.7        144,470       19,800

                                  Value of Unexercised
                                      In-the-Money
Name                            Options/SARs at FY End<F3>
____                          _____________________________
                              Exercisable     Unexercisable
                              ___________     _____________
Edwin L. Artzt                 $16,268.6      $398.1
John E. Pepper                   8,899.8       273.0
Durk I. Jager                    6,503.8       216.1
Harald Einsmann                  7,006.7       143.9
Wolfgang C. Berndt               2,033.4       125.1
Gordon F. Brunner                4,692.4       112.6

<F1> Optionees may satisfy the exercise price by
   submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

<F2> Options/SARs were granted for terms of up to ten
   years. The value realized on options/SARs exercised during the last fiscal year represents the total gain over the years the options/SARs were held by the executive. If this total gain is divided by the average number of years the options/SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/SAR exercises were as follows: Mr. Artzt, $75.2; Mr.
   Pepper, $208.7; Mr. Jager, $0.0; Mr. Einsmann, $0.0; Mr.
   Berndt, $223.7; and Mr. Brunner, $33.8.

<F3> The fair market value of the Company's Common Stock
   on June 30, 1995 ($71.9375 per share) minus the exercise price.

                     RETIREMENT BENEFITS

   Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. This is a defined contribution plan. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the "All Other Compensation" column (see footnote (6) to such Table). In addition, Mr. Einsmann and Mr. Berndt are enrolled in the Pension Plan of Procter & Gamble GmbH (Germany) and Mr. Jager is enrolled in the Pension Plan of Procter & Gamble Benelux N.V. (Netherlands Branch), where they joined the Company. Mr. Jager is also enrolled in the Supplemental Retirement Plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $967,750 for Mr. Einsmann, $870,250 for Mr. Berndt and $221,150 for Mr. Jager.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   The following graph compares the five-year cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a weighted composite of the S&P
Household Products Index, the S&P Paper & Forest Products
Index, the S&P Cosmetics Index, the S&P Health Care
Diversified Index and the S&P Foods Index weighted based on the Company's current fiscal year revenues.

                     {Performance Graph}


  The graph assumes a $100 investment made on July 1, 1990 and the reinvestment of all dividends, as follows:

                        DOLLAR VALUE OF $100 INVESTMENT AT
JUNE 30           ____________________________________________
                  1990     1991     1992    1993     1994    1995
______   _____   ______   ______   ______  _______  _______ _______
P&G Common       $100.00  $91.03  $110.87  $128.12  $136.43 $185.50
Composite Group  $100.00 $110.33  $134.72  $145.28  $149.29 $204.57
S&P 500          $100.00 $107.39  $121.80  $138.40  $140.34 $177.76

   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
                           OWNERS

   The following tables give information concerning the beneficial ownership of the Company's Common and Series A and B ESOP Convertible Class A Preferred Stock by all
Directors and nominees, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A
Preferred Stock, on August 11, 1995:

                        COMMON STOCK

                      Amount and Nature of Beneficial Ownership
                      _______________________________________
                      Direct<F1>
                      and                       Trusteeships
                      Profit         Right          and       Percent
                      Sharing         to           Family       of
Owner                 Plan<F2>     Acquire<F3>   Holdings<F4>  Class
______                __________   ___________  _____________ _______
David M. Abshire           800.0          --          --        <F5>
Edwin L. Artzt         308,880.5     515,000          --        <F5>
Norman R. Augustine      3,000.0          --          --        <F5>
Donald R. Beall          2,500.0          --      5,411.0       <F5>
Gordon F. Brunner       59,484.1     144,470        178.0       <F5>
Richard B. Cheney        1,400.0          --          --        <F5>
Harald Einsmann         10,816.0     204,200          --        <F5>
Richard J. Ferris       42,800.0          --          --        <F5>
Joseph T. Gorman         2,391.0          --          --        <F5>
Durk I. Jager           41,906.7     210,000          --        <F5>
Jerry R. Junkins         1,000.0          --          --        <F5>
Charles R. Lee           3,001.0          --          --        <F5>
Lynn M. Martin             500.0          --          --        <F5>
John E. Pepper         383,542.3     280,000      2,876.0       <F5>
John F. Smith, Jr.       1,065.0          --          --        <F5>
Ralph Snyderman            415.0          --          --        <F5>
Robert D. Storey           400.0          --          --        <F5>
Marina v.N. Whitman      2,400.0          --          --        <F5>

41 Directors and
 executive officers,
 as a group          1,669,892.5   3,176,530     23,333.3      .709%

<F1> Sole discretion as to voting and investment of shares.
<F2> Shares allocated to personal accounts of executive
     officers under appropriate Trust pursuant to The Procter
     & Gamble Profit Sharing Trust and Employee Stock
     Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the appropriate Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the same
     Trust.
<F3> If acquired, would have sole discretion as to voting and investment of shares.
<F4> The individuals involved share voting and/or investment powers with other persons.
<F5>Less than .121% for any one Director.

      SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                        Amount and Nature of Beneficial Ownership
                        ___________________________________ Profit
                        Percent
                        Sharing                              of
Owner                   Plan<F1>          Trusteeships     Series
______                  ________          ____________     _______
David M. Abshire           -                  -               -
Edwin L. Artzt        2,760.2                 -              <F2>
Norman R. Augustine        -                  -               -
Donald R. Beall            -                  -               -
Gordon F. Brunner     2,760.2                 -              <F2>
Richard B. Cheney          -                  -               -
Harald Einsmann            -                  -               -
Richard J. Ferris          -                  -               -
Joseph T. Gorman           -                  -               -
Durk I. Jager         2,736.7                 -              <F2>
Jerry R. Junkins           -                  -               -
Charles R. Lee             -                  -               -
Lynn M. Martin             -                  -               -
John E. Pepper        2,760.2                 -              <F2>
John F. Smith, Jr.         -                  -               -
Ralph Snyderman            -                  -               -
Robert D. Storey           -                  -               -
Marina v.N. Whitman        -                  -               -

41 Directors and
 executive officers,
 as a group          51,857.8                 -             .157%

Employee Stock Ownership
 Trust of The Procter &
 Gamble Profit Sharing
 Trust and Employee Stock
 Ownership Plan, PO Box
 599, Cincinnati, Ohio
 45201-0599 (G. V. Dirvin,
 W. O. Coleman and
 C. C. Carroll,
 Trustees)                --           21,817,890.6<F3>    65.9%

<F1> Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F2> Less than .009% for any one Director; by the terms of
     the stock, only persons who are or have been employees can have beneficial ownership of these shares.
<F3> Unallocated shares.  The voting of these shares is
     governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

      SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                        Amount and Nature of Beneficial Ownership
                        _____________________________________
                        Profit                              Percent
                        Sharing                             of
Owner                   Plan<F1>           Trusteeships     Series
_______                 ________           ____________     ______
David M. Abshire          -                   -           -
Edwin L. Artzt         184.0                  -           <F2>
Norman R. Augustine       -                   -           -
Donald R. Beall           -                   -           -
Gordon F. Brunner       76.8                  -           <F2>
Richard B. Cheney         -                   -           -
Harald Einsmann           -                   -           -
Richard J. Ferris         -                   -           -
Joseph T. Gorman          -                   -           -
Durk I. Jager             -                   -           -
Jerry R. Junkins          -                   -           -
Charles R. Lee            -                   -           -
Lynn M. Martin            -                   -           -
John E. Pepper          76.8                  -           <F2>
John F. Smith, Jr.        -                   -           -
Ralph Snyderman           -                   -           -
Robert D. Storey          -                   -           -
Marina v.N. Whitman       -                   -           -

41 Directors and
 executive officers,
 as a group            745.3                  -           .004%

Employee Stock Ownership
 Trust of The Procter &
 Gamble Profit Sharing
 Trust and Employee Stock
 Ownership Plan,
 PO Box 599, Cincinnati,
 Ohio 45201-0599
 (G. V. Dirvin,
 W. O. Coleman and
 C. C. Carroll,
 Trustees)              --               16,928,813.9<F3> 8.4%

<F1> Shares allocated to personal accounts of current and
     former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F2> Less than .0011% for any one Director.
<F3> Unallocated shares.  The voting of these shares is
     governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

            REPORTING OF SECURITIES TRANSACTIONS

     Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934. On June 13, 1995, Alan G. Lafley, Executive Vice President, and a member of the Executive Committee, filed a Form 4 for June 1992 to correct an inadvertent failure to report a disposition of shares in connection with his withdrawal from the Company's Stock Investment Program.

 TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

   During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson, Hine and Flory in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or law the firm.

   During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

   PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1995-96. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

   The following proposal will therefore be presented for action at the annual meeting by direction of the Board of
Directors:

     RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company's independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 1996 is hereby ratified, confirmed and approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS
RESOLUTION FOR THE FOLLOWING REASONS:

     The Board of Directors first appointed Deloitte & Touche LLP as the Company's independent auditors in 1890 and has reappointed them to this capacity each succeeding fiscal year. Deloitte & Touche LLP has an outstanding reputation in the auditing field and has served the Company well over the intervening years. The Board of Directors and its Audit Committee believe that such firm clearly has the necessary personnel, professional qualifications and independence to continue to serve as the Company's independent auditors.

      In addition, Deloitte & Touche LLP's longstanding service to the Company has given it a unique understanding of the operations of Procter & Gamble, thereby giving it a significant advantage over other firms in conducting a knowledgeable and efficient audit.

     One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on October 10, 1995. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

     The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted
   FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal.

               PROPOSAL TO RATIFY AMENDMENT TO
   THE PROCTER & GAMBLE 1993 NON-EMPLOYEE DIRECTORS' STOCK
   PLAN

     On January 10, 1995, the Board of Directors approved for submission to the shareholders an amendment to The
   Procter & Gamble 1993 Non-Employee Directors' Stock Plan as set forth in Appendix A to this proxy statement. The resolution which will be introduced at the shareholders meeting seeking approval of such Plan is as follows:

        RESOLVED, That The Procter & Gamble 1993 NonEmployee
     Directors' Stock Plan as amended by the Board of Directors, as set forth in Appendix A to the proxy statement for this meeting, is hereby ratified and authorized.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS
RESOLUTION FOR THE FOLLOWING REASONS:

     The proposed amendment to The Procter & Gamble 1993 Non Employee Directors' Stock Plan (the "Plan") provides for an automatic grant to each non-employee Director (a "Participant"), on the last business day of each February, of a stock option to purchase 1,000 shares of the Company's Common Stock at an exercise price of one hundred percent (100%) of the fair market value of the Common Stock on the date of grant. The stock options have a term of 10 years and are exercisable one year from the date of grant.

     Under United States tax law, a Participant will realize a gain taxable as ordinary income on the date of exercise in an amount equal to the difference between the market price on the date of exercise and the exercise price. This amount is treated as a tax deductible expense to the Company at the time of exercise. On August 11, 1995, the fair market value of the Company's Common Stock was $68.75 per share.

     The granting of an annual stock option to all non employee Directors is the first increase in Director compensation since January 1, 1993. This would maintain the total compensation to non-employee Directors at a level competitive and in line with those of comparable companies, and is important to attract and retain the talent needed to oversee the Company.

     In considering an increase in overall compensation paid to non-employee Directors, the Board felt it would be more appropriate to have any increase be in the form of a stock option grant. This supports the Company's desire to increase non-employee Directors' stock ownership, providing a direct link between compensation and shareholder value, and further aligns their interests with all shareholders.

     The first grant of stock options under the amended Plan occurred on February 28, 1995 and was contingent upon shareholder approval by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented and entitled to vote at a meeting duly held. If shareholder approval to the proposed amendments is not obtained, the stock option already granted would be subject to immediate forfeiture and any increase in compensation for non-employee Directors would be made by an increase in cash fees.

     Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will be counted as a vote AGAINST this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                    SHAREHOLDER PROPOSALS

   The following proposals, each of which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes cast on each such proposal for adoption.

SHAREHOLDER PROPOSAL NO. 1

   Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owning 200 shares of Common Stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

       RESOLVED: That the shareholders of Procter & Gamble recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

     Mrs. Davis has submitted the following statement in support of her resolution:

       REASONS:  Until recently, directors of Procter &
   Gamble were elected annually by all shareholders.

       The great majority of New York Stock Exchange listed corporations elect all their directors each year.

       This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

       Last year the owners of 183,626,999 shares representing approximately 32.5% of shares voting, voted
   FOR this proposal.

        If you AGREE, please mark your proxy FOR this resolution.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
RESOLUTION FOR THE FOLLOWING REASONS:

   The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

   This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since
1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms.

  In each such year they defeated the proposal to return to annual election of the entire Board, with over 67% voting against it at the most recent shareholders meeting. We believe this affirms the Board's view that the current system of election is working effectively.

  This year's resolution and the arguments in support of it are identical to those in prior years. The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSAL NO. 2

   Alan G. Hevesi, Comptroller of the City of New York and custodian and trustee of the New York City Employees' Retirement System, 1 Centre Street, New York, NY 10007-2341, owning 1,892,774 shares of Common Stock of the Company, in conjunction with two co-sponsoring religious orders (a list of which organizations, with shares of Common Stock of the Company beneficially held, will be furnished promptly to any person upon request in writing to Ms. Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, P.O. Box 599, Cincinnati, Ohio 45201 or by telephone at 513-9838697), have given notice that they intend to present for action at the annual meeting the following resolution:

   WHEREAS WE BELIEVE:

      The responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

      Adherence to public standards for environmental performance gives a company greater public credibility than following standards created by industry alone. For maximum credibility and usefulness, such standards should reflect what investors and other stakeholders want to know about the environmental records of their company;

      Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. These help investors and the public to understand environmental progress and problems;

      Uniform standards for environmental reports permits comparisons of performance over time. It also allows companies to attract new capital from investors seeking investments which are environmentally responsible and responsive and which minimize risk of environmental liability.

      WHEREAS:

      The Coalition for Environmentally Responsible Economies (CERES) - which comprises large investors (including shareholders of this Company) with $160 billion in stockholdings, public interest representatives, and environmental experts - consulted with corporations and produced comprehensive public standards for both environmental performance and reporting. Over 80 companies, including Sun [Oil], General Motors, H.B. Fuller, Polaroid, and Arizona Public Service Company have endorsed the CERES Principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers speak enthusiastically about the benefits that flow from working with CERES: increasing public credibility; adding "value" to the company's environmental initiatives; and advancing the company's own environmental plans and agenda.

      In endorsing the CERES Principles, a company commits to work toward:

         1. Protection of the biosphere
         2. Sustainable use of natural resources
         3. Waste reduction and disposal
         4. Energy conservation
         5. Risk reduction
         6. Safe Products and Services
         7. Environmental Restoration
         8. Informing the public
         9. Management commitment
         10.Audits and reports

      [Full text of the CERES Principles and accompanying
   CERES Report Form are obtainable from CERES, 711
   Atlantic Avenue, Boston MA 02110, tel: 617/451-0927].

      RESOLVED: Shareholders request the Company to endorse the CERES Principles as part of its commitment to be publicly accountable for its environmental impact.

      The New York City Employees' Retirement System has submitted the following statement in support of their resolution:

      Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaborating with this corporateenvironmental-investor-community coalition to develop: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publiclyreported eco--management and auditing.

      We invite our company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) commiting to implement the principles; and (3) annually publishing an environmental report in the format of the CERES Report. This will complement -- not supplant -- internal corporate environmental policies and procedures.

      Without such public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards upheld by management and stakeholders alike. Shareholders are asked to vote FOR this resolution to encourage our Company to demonstrate environmental leadership and accountability.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
RESOLUTION FOR THE FOLLOWING REASONS:

  We have carefully reviewed the CERES Principles and don't believe adoption of another set of broad, U.S.-focused principles, on top of the Company's tailored, global environmental policy and programs, would help P&G better fulfill its continuing commitment to environmental quality.
Further, it would divert resources that are being effectively utilized to advance the Company's goals.

   P&G's global Environmental Quality Policy is consistent with the spirit of the CERES Principles. This policy is part of the Company's commitment to provide products of superior value that best fill the needs of the world's consumers, and calls for P&G to continually strive to improve the environmental quality of its products, packaging and operations around the world. Some of the provisions of this policy include:

   Providing safe products, packaging and operations for employees, consumers and the environment;

   Reducing or preventing the environmental impact of the Company's products and packaging in their design, manufacture, distribution, use and disposal whenever possible;

   Ensuring that every employee understands and is responsible and accountable for incorporating environmental considerations in daily business activities.

     The Company's Chief Environmental Officer reports directly to the Chief Executive and is responsible for implementing the Company's Environmental
Policy and coordinating environmental activities worldwide.

     Most importantly, the Company continues to provide the environmental leadership and accountability called for by the CERES Principles. For example:

   P&G has been a leader among corporations in implementing a global environmental program, including developing one of the first global environmental quality policies. P&G was first to bring innovations like recycled plastic bottles, ultra detergents and refill packs to the laundry business; in the U. S. alone, ultra detergents have saved 304 million pounds of packaging since 1992. By the end of 1994, the Company had reduced overall packaging usage by 24% versus 1989-1990 levels.

   And, P&G's focus on pollution prevention has resulted in a 75% reduction in air and water emissions from our manufacturing plants since 1992 as tracked by the EPA's
   SARA program.

   P&G sets and publicly shares its environmental goals, providing its shareholders, employees and consumers with a yardstick to measure our progress. We track and report results through a global environmental progress report. We invite you to order a copy by writing to Shareholder Services, P. O. Box 599, Cincinnati, OH 45201-0599. Additionally, P&G is actively contributing to efforts by the International Standards Organization to advance common global environmental and reporting standards.

   Our focus on leadership, accountability and results has led peer companies, policy-makers, and environmental and consumer groups to recognize P&G as an environmental leader, including the 1994 Challenge Innovation Award for innovative package source reduction from the U. S. Council of Northeastern Governors (CONEG). This commitment, along with publicly stated goals, an on-going program of audits and reports, and the requirement to comply with extensive regulation from localities, states, the U.S. federal government and other nations, already provides a strong basis of accountability to the public and shareholders alike.

   We believe P&G shareholders and the environment will be best served by focusing our resources on action and results, rather than re-stating our principles, debating reporting formats and duplicating effort.

     Therefore, the Board recommends a vote AGAINST this proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSAL NO. 3

   Rabbi Benno M. Wallach, D.D., 19803 White Dove Trail, P.O. Box 246, Crosby, Texas 77532, owning 60 shares of Common Stock of the Company directly and 1,420 shares of the Common Stock of the Company as joint tenant, has given notice that he intends to present for action at the annual meeting the following resolution:

       WHEREAS the current process of Procter & Gamble's governance is effected by management's selection of candidates for board directorships,

      and WHEREAS management annually presents only one candidate for each available directorship,

       and WHEREAS this process places shareholders (the owners of the company) by every practical consideration in the position of having to "rubberstamp" management's selectees,

       and WHEREAS this process of electing directors gives management extraordinary powers to have corporate policies, as well as personal agendas, effected (such, as for example, levels and types of remuneration), and, WHEREAS this current electoral system deprives the owners of the company, i.e. the stockholders, of the democratic process of choice, and therefore bona fide representation,

       BE IT THEREFORE RESOLVED that the shareholders request the board of directors to take whatever steps are necessary to annually present at least two candidates for each available seat on the board, beginning with the next annual meeting, and BE IT FURTHER RESOLVED that each candidate present in the Notice of Annual Meeting a brief statement of what s/he intends to accomplish or change as a member of the board, should s/he be elected.

   Rabbi Wallach has submitted the following statement in support of his resolution:

       The present system of governance, as practiced by most American corporations, has created a modern day corporate feudal system, replete with vassals
   (shareholders), who, for lack of alternatives, are forced to "rubberstamp" the desires of management. Top executives have become the modern equivalents of the robber barons of the middle ages, who enrich themselves at the expense of stockholders. Testimony to this is presented by prevalent outrageously excessive executive compensation, which includes large salaries, huge numbers of stock options (frequently worth annually millions of dollars), various types of long and short term "incentives", disproportionate retirement benefits, and a plethora of other emoluments.

       From the view of stockholders, there is need for a system that can be controlled. To be sure, the alternative exists to nominate board members without selection by management, but current provisions to accomplish this have simply proven to be totally impractical and impotent. I believe that this shareholder proposal is a viable option for change.

       Good leadership should be generously and liberally rewarded; however, there are reasonable limits, and these have long been exceeded. While the system cannot be "fixed" overnight, a beginning has to be made somewhere. The number of votes supporting or opposing this proposal will send a message to management how the owners of the company feel. Giving the shareholders a choice of candidates for board memberships may be just such a beginning.

        IF YOU AGREE, PLEASE VOTE FOR THIS PROPOSAL.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
RESOLUTION FOR THE FOLLOWING REASONS:

    This proposal is based entirely on the assumption that "management" or "top executives" select candidates for the Board of Directors. In fact, candidates are nominated by the Board of Directors based on the recommendation of the Nominating Committee of the Board.
This Committee numbers eight Directors all of whom are non-employee, outside Directors.

    The Committee recommends candidates based on several criteria, with a view to bringing to the Board a variety of experience and background. Candidates should have highlevel managerial experience in a relatively complex organization or should be accustomed to dealing with complex problems. While directors are expected to represent the balanced, best interests of the shareholders as a whole, the Nominating Committee, in assessing the overall composition of the Board, considers issues such as diversity, age, international background, specialized expertise, etc.

   Candidates for the P&G Board must be individuals of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting level and the ability to work well with others. Candidates must also have sufficient time available to devote to the affairs of the Company and must be free of any conflict of interest that would interfere with the independence and proper performance of the responsibilities of a director.

   When the Nominating Committee selects a candidate meeting these criteria and expressing an interest in serving, it puts forward its recommendation to the full Board. With Board approval, that candidate is then proposed to the shareholders.

   The Board believes this proposal, which would require two candidates for every position, would be counterproductive. It would be a significant burden to identify two candidates for every position who would satisfy the above criteria and be willing to serve. Further, this counterproductive approach could limit the number of highly qualified candidates willing to be nominated.

  The Board believes the current system for nominating and electing directors satisfies the best interests of P&G shareholders and will result in the strongest, most effective Board possible.

     Therefore, the Board of Directors recommends a vote
AGAINST this proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSAL NO. 4

   Madeline H. Wallach, 19803 White Dove Trail, P.O. Box 246, Crosby, Texas 77532, owning 120 shares of Common Stock of the Company directly and 1,420 shares of the Common Stock of the Company as joint tenant, has given notice that she intends to present for action at the annual meeting the following resolution:

       WHEREAS Executive Incentive Awards are merely euphemisms for compensation over and above salaries, stock options, pensions, various additional assorted benefits, and other emoluments,

       and WHEREAS it is impossible to accurately measure how much such incentives contribute or have contributed to the level of an employee's work effort,

       BE IT HEREBY RESOLVED that the shareholders of the Procter & Gamble Corporation request the Board to take whatever steps are necessary to eliminate the Executive
   Incentive Compensation system, after current contractual obligations have been met.

    Mrs. Wallach has submitted the following statement in support of her resolution:

       It is impossible to gauge how much extra effort an executive has expended or will expend to meet goals set for him/her to earn an award, so that executive incentive pay becomes no more than a redundant term for additional compensation. The American Work Ethic demands that everyone deliver his or her best effort in return for the salary s/he has agreed to accept to fulfill the obligations of a given job. No incentive can cause anyone to give more than his or her best, for there is nothing beyond that. The corollary to this concept is that those who do their jobs well will continue to hold them, while those who do not perform in accordance with reasonable expectations will be replaced. This corollary form of incentive should be the standard for all levels of employment, from the most menial position to the executive suite.

       The usually promulgated concept, that compensation types and levels are determined in a fashion fair to both the recipients of remuneration, as well as to the owners of the company (the stockholders), by a committee of outside directors, and therefore is determined by disinterested persona, is a legal fiction. Directors are nominated by management -- note that there is always only one slate, which is unopposed -- and the "election" process by shareholders is merely an act of rubberstamping management's selectees, because there are no alternatives. I believe that those so favored receive disproportionately high remuneration for their services, and are therefore anxious to please those in control, in order to retain their choice positions. If they do not follow the wishes of those who chose them, they place themselves in jeopardy to be replaced speedily. Clearly, it is a game of "you scratch my back, and I'll scratch yours". The objectivity of these "outside directors", who constitute the compensation committee, is therefore highly questionable, and it behooves the shareholders to reclaim control of what is rightfully theirs, i.e. the company, some of the expenses it incurs, and the earnings it produces. I am of the opinion that steps should be taken to put a halt to many of the currently outrageously high executive remunerations, under whatever guise they may appear, of which "executive incentive pay" is only one.

        IF YOU AGREE, PLEASE VOTE FOR THIS PROPOSAL.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS
RESOLUTION FOR THE FOLLOWING REASONS:

    The elimination of executive bonus plans which are specifically tied to individual and Company performance measures would work against the interest of the Company's shareholders. These programs reflect P&G's long-standing belief that a significant portion of executive compensation should be contingent on Company performance.

    Executive compensation consists of a combination of base pay, short term and long term incentive programs, as described in the Compensation Committee report on pages 710. The Compensation Committee which consists entirely of outside Directors, regularly updates executive pay ranges based on survey data from a comparative group of companies. Updates are based upon the survey data and the principle that it is essential that compensation levels remain competitive in order to help attract, motivate and retain the talent needed to lead and grow P&G's business. The pay ranges are designed so that when the Company achieves solid earnings growth and stock price appreciation, P&G executive compensation levels will equal or exceed a middle compensation range for a comparative group of companies.

   Depending upon the level of the executive, between 40% and 60% of total compensation is at risk and directly contingent on achieving individual or Company performance goals and is earned only if these objectives are achieved. Indeed, in recent years P&G's compensation program has been strengthened to increase the linkage of incentive compensation to increases in total corporate earnings and long-term shareholder return. This has served shareholders well. Over time, the Company's total return to shareholders-stock price appreciation and dividend growth--has signficantly outpaced growth in executive compensation on an annualized basis. For example, the annualized total shareholder return for the ten year period ending June 1995 was more than double the annualized increase in executive compensation over the same period.

   The Board continues to believe that the Company's executive compensation principles and programs, including incentives tied to Company results, are strongly in the interest of the Company's shareholders.

    Accordingly, the Board of Directors recommends a vote
AGAINST this proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee. Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                  1996 ANNUAL MEETING DATE

   It is anticipated that the 1996 annual meeting of shareholders will be held on Tuesday, October 8, 1996. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company's proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, May 3, 1996.

                        OTHER MATTERS

   No action will be taken with regard to the minutes of the annual meeting of shareholders held October 11, 1994 unless they have been incorrectly recorded.

   The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

                         APPENDIX A
(Language to be added is indicated by underlining.  Language to be deleted is lined out.)

      THE PROCTER & GAMBLE 1993 NON-EMPLOYEE DIRECTORS'
                         STOCK PLAN

ARTICLE A -- PURPOSE.

    The purpose of The Procter & Gamble 1993 Non-Employee Directors' Stock Plan (hereinafter referred to as the "Plan") is to strengthen the alignment of interests between non-employee Directors (hereinafter referred to as "Participants") and the shareholders of The Procter & Gamble Company (hereinafter referred to as the "Company") through the increased ownership of shares of the Company's Common Stock. This will be accomplished by allowing Participants to elect voluntarily to convert a portion or all of their fees for services as a Director into Common Stock and by granting Participants non-qualified options to purchase shares of Common Stock (hereinafter referred to as "Stock Options").

ARTICLE B -- ADMINISTRATION.

     1. The Plan shall be administered by the Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of the Company (hereinafter referred to as the "Board"), or such other committee as may be designated by the Board. The Committee shall consist of not less than three (3) members of the Board who are neither officers nor employees, or members of the Board who are "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "1934 Act"), or any successor rule or definition adopted by the Securities and Exchange Commission, to be appointed by the Board from time to time and to serve at the discretion of the Board.

     2. It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deem necessary or appropriate. A decision by a majority of the Committee shall govern all actions of the Committee.

     3. Subject to the express provisions of this Plan, the Committee shall have authority to allow Participants the right to elect to receive fees for services as a director in either cash or an equivalent amount of whole shares of Common Stock of the Company, or partly in cash and partly in whole shares of the Common Stock of the Company, subject to such conditions or restrictions, if any, as the Committee may determine. The Committee also has the authority to make all other determinations it deems necessary or advisable for administering this Plan.

     4. The Committee may establish from time to time such regulations, provisions, and procedures within the terms of this Plan as, in its opinion, may be advisable in the administration of this Plan.

    5. The Committee may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.

ARTICLE C -- PARTICIPATION.

     Participation in the Plan shall be limited to all non employee Directors of the Company.

ARTICLE D -- LIMITATION ON NUMBER OF SHARES FOR THE PLAN.

     The total number of shares of Common Stock of the Company that may be awarded each year shall not exceed
35,000 shares.

ARTICLE E -- SHARES SUBJECT TO USE UNDER THE PLAN.

     Shares of Common Stock to be awarded under the terms of this Plan shall be treasury shares.

   //ARTICLE F -- STOCK OPTIONS.

    1. Each Participant shall, on the last business day in each February during such Participant's term, automatically be granted a Stock Option to purchase 1,000 shares of Common Stock (with such amount subject to adjustment as set forth in Article G) having an exercise price of one hundred percent (100%) of the fair market value of the Common Stock on the date of grant.

     2. The Stock Options shall have a term of ten (10) years from the date of grant, subject to earlier termination as provided herein, and shall be exercisable one (1) year from the date of grant, except in the case of death, in which case the Stock Options shall be immediately exercisable.

     3. Stock Options are not transferable other than by will or by the laws of descent and distribution. Legatees, distributees and duly appointed executors and administrators of the estate of a deceased Participant shall have the right to exercise such Stock Options at any time prior to the expiration date of the Stock Options.

     4. If a Participant ceases to be a Director while holding unexercised Stock Options, such stock options are then void, except in the case of (i) death, (ii) disability,
(iii) retirement after attaining the age of sixty-nine (69) or (iv) resignation from the Board for reasons of the antitrust laws or the conflict of interest or continued service policies.

     5. Upon the exercise of a Stock Option, payment in full of the exercise price shall be made by the Participant. The exercise price may be paid for by the Participant either in cash, shares of the Common Stock of the Company to be valued at their fair market value on the date of exercise, or a combination thereof.

ARTICLE G -- ADJUSTMENTS.

     The amount of shares authorized to be issued annually under this Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends, or other changes in capitalization of the Company to prevent the dilution or enlargement of rights under this Plan; following any such change, the term "Common Stock" shall be deemed to refer to such class of shares or other securities as may be applicable. The number of shares and exercise prices covered by outstanding Stock Options and the number of shares to be granted as Stock Options pursuant to Article F, paragraph 1 shall be adjusted to give effect to any such stock splits, stock dividends, or other changes in the capitalization.//

ARTICLE H -- TRANSFER OF SHARES.

     1.   The Committee may transfer Common Stock of the
Company under the Plan subject to such conditions or restrictions, if any, as the Committee may determine. The conditions and restrictions may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of stock to them, all as the Committee determines.

     2. The shares awarded shall be valued at the average of the high and low quotations for Common Stock of the Company on the New York Stock Exchange on the day of the transfer to a Participant. All shares awarded shall be full shares, rounded up to the nearest whole share.

ARTICLE I -- ADDITIONAL PROVISIONS.

     1. The Board may, at any time, repeal this Plan or may amend it from time to time except that no such amendment may amend this paragraph, increase the annual aggregate number of shares subject to this Plan, or alter the persons eligible to participate in this Plan. The Participants and the company shall be bound by any such amendments as of their effective dates, but if any outstanding awards are affected, notice thereof shall be given to the holders of such awards and such amendments shall not be applicable to such holder without his or her written consent. If this Plan is repealed in its entirety, all theretofore awarded shares subject to conditions or restrictions transferred pursuant to this Plan shall continue to be subject to such conditions or restrictions.

     2. Article F, paragraph 1 shall not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employee
Retirement Income Security Act, or the rules thereunder.

     3. Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan and of the transfer of shares agreement referable thereto, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

ARTICLE J -- DURATION OF PLAN.

        This Plan shall //be// [[become]] effective as of January 1, 1994 [[subject to ratification before December 31, 1994]]. //The amendments to this Plan adopted by the Board on January 10, 1995 are subject to ratification before December 31, 1995// by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented, and entitled to vote at a meeting duly held. Any //Stock Options// [[shares]] awarded prior to approval of the Plan by the shareholders //are contingent// [[must be restricted]] until such approval is obtained and shall be subject to immediate forfeiture in the event such approval is not obtained [[in which case the Participants would receive the fees they would have received for their services as Directors since January 1, 1994 plus interest computed as of the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York]]. This Plan will terminate on December 31, 2003 unless a different termination date is fixed by the shareholders or by action of the Board but no such termination shall affect the prior rights under this Plan of the Company or of anyone to whom shares have been transferred prior to such termination.

                THE PROCTER & GAMBLE COMPANY
(P&G)
                  Shareholder's Proxy Card

  Annual Meeting of Shareholders--Tuesday, October 10, 1995

     The undersigned hereby appoints John E. Pepper, Durk I. Jager and Harald Einsmann, and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 10, 1995 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote shares of Common Stock held by the undersigned directly or via the Company's Shareholder Investment Program as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
THE PROCTER & GAMBLE COMPANY PURSUANT TO A SEPARATE NOTICE
OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS
HEREBY ACKNOWLEDGED.  THIS CARD SHOULD BE MAILED IN THE
ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY
TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX
24966, NEW YORK NY 10242-4966, BY 9:00 A.M. ON TUESDAY,
OCTOBER 10, 1995.  INDIVIDUAL PROXY VOTING WILL BE KEPT
CONFIDENTIAL BY CHEMICAL BANK AND NOT PROVIDED TO THE
COMPANY.

         (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
____________________________________________________________________
                   FOLD AND DETACH HERE




      PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                 (CONTINUED FROM OTHER SIDE)

(P&G)   THE PROCTER & GAMBLE COMPANY              Please mark your
                                                  votes as in this  X
                                                  example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ACTIONS
OR PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT). IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING, THIS PROXY CARD WILL
BE TREATED AS BEING FOR EACH ITEM.

ELECTION OF DIRECTORS (terms expiring in 1998)
Nominees: Joseph T. Gorman, Jerry R. Junkins,
          Lynn M. Martin, John E. Pepper,
          Ralph Snyderman, Robert D. Storey
FOR*      WITHHELD  *EXCEPT:______________
___       ___       _____________________

RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

FOR       AGAINST   ABSTAIN
___       ___       ___

RATIFY AMENDMENT OF 1993 NON-EMPLOYEE DIRECTORS' STOCK PLAN

FOR       AGAINST   ABSTAIN
___       ___       ___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
FOLLOWING SHAREHOLDER PROPOSALS (AS DESCRIBED IN THE
ACCOMPANYING PROXY STATEMENT), IF PRESENTED AT THE ANNUAL
MEETING.  IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING,
THIS PROXY CARD WILL BE TREATED AS BEING AGAINST EACH
PROPOSAL.

1.   BOARD OF DIRECTORS TERMS

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

2.   ENDORSE CERES PRINCIPLES

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

3.   NOMINATE TWO CANDIDATES FOR EACH BOARD OPENING

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

4.   ELIMINATE EXECUTIVE INCENTIVE COMPENSATION SYSTEM

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

                              PLEASE SIGN HERE exactly as
                              your name(s) appears to the
                              left.

                              Give title if you sign as
                              executor, administrator,
                              trustee, guardian or corporate
                              officer.

                              Signature


                              Signature


                              Date


                  Printed on recycled paper
____________________________________________________________________
                     FOLD AND DETACH HERE








      PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                THE PROCTER & GAMBLE COMPANY
(P&G)
            Shareholder's Proxy and Confidential

                   Voting Instruction Card

  Annual Meeting of Shareholders--Tuesday, October 10, 1995

     The undersigned hereby appoints John E. Pepper, Durk I. Jager and Harald Einsmann, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company's Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 10, 1995 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote, and directs the Trustees of the Long-term Incentive Trust or the Retirement Distribution Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and/or the Trustees of The Procter & Gamble/Noxell Transitional Plan to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY AND THE TRUSTEES OF THE PLAN TRUSTS LISTED ABOVE PURSUANT TO A SEPARATE NOTICE OF ANNUAL METING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, CHEMICAL BANK, CHURCH STREET STATION, PO BOX 24966, NEW YORK NY 10242-4966, BY 9:00 A.M. ON TUESDAY, OCTOBER 10 FOR COMMON SHARES TO BE VOTED AND 5:00 P.M. ON MONDAY, OCTOBER 9, 1995 FOR THE TRUSTEES TO VOTE THE PLAN SHARES. CHEMICAL BANK WILL REPORT SEPARATELY TO THE PROXY COMMITTEE AND TO THE TRUSTEES AS TO PROXIES RECEIVED AND VOTING INSTRUCTIONS PROVIDED, RESPECTIVELY. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY CHEMICAL BANK AND NOT PROVIDED TO THE COMPANY.

     The Trustees of each Trust will vote shares of the Company's Common Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement
Income Security Act of 1974, as amended ("ERISA").  The
Trustees will vote unallocated shares, and allocated shares for which instructions are not received, of the Company's
Series A and B ESOP Convertible Class A Preferred Stock in direct proportion to voting by allocated shares of such Series, in aggregate, for which instructions have been received, provided that such voting is not contrary to ERISA.

         (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
______________________________________________________________________
                      FOLD AND DETACH HERE






      PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

                 (CONTINUED FROM OTHER SIDE)
(P&G)   THE PROCTER & GAMBLE COMPANY              Please mark your
                                                  votes as in this     X
                                                  example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
ACTIONS OR PROPOSALS (AS DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT).  IF YOU SIGN AND RETURN THIS CARD WITHOUT
MARKING, THIS PROXY CARD WILL BE TREATED AS BEING FOR EACH
ITEM.

ELECTION OF DIRECTORS (terms expiring in 1998)
Nominees: Joseph T. Gorman, Jerry R. Junkins,
          Lynn M. Martin, John E. Pepper,
          Ralph Snyderman, Robert D. Storey
FOR*      WITHHELD  *EXCEPT:______________
___       ___       _____________________

RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

FOR       AGAINST   ABSTAIN
___       ___       ___

RATIFY AMENDMENT OF 1993 NON-EMPLOYEE DIRECTORS' STOCK PLAN

FOR       AGAINST   ABSTAIN
___       ___       ___

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE
FOLLOWING SHAREHOLDER PROPOSALS (AS DESCRIBED IN THE
ACCOMPANYING PROXY STATEMENT), IF PRESENTED AT THE ANNUAL
MEETING.  IF YOU SIGN AND RETURN THIS CARD WITHOUT MARKING,
THIS PROXY CARD WILL BE TREATED AS BEING AGAINST EACH
PROPOSAL.

1.   BOARD OF DIRECTORS TERMS

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

2.   ENDORSE CERES PRINCIPLES

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

3.   NOMINATE TWO CANDIDATES FOR EACH BOARD OPENING

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

4.   ELIMINATE EXECUTIVE INCENTIVE COMPENSATION SYSTEM

     FOR       AGAINST   ABSTAIN
     ___       ___       ___

                              PLEASE SIGN HERE exactly as
                              your name appears to the left

                              Signature


                              Date


                  Printed on recycled paper
______________________________________________________________________
                      FOLD AND DETACH HERE






      PLEASE REMOVE THIS PORTION BEFORE RETURNING PROXY

APPENDIX 1

Language in Appendix A to be added to the The Procter &
Gamble 1993 Non-Employee Directors' Stock Plan is preceded and followed by "//" marks. Language in Appendix A to be deleted is preceded by "[[" marks and followed by "]]" marks.